Exhibit 99.1

Investor Update - May 15, 2017

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics
For the purposes of comparison, the consolidated operating and financial statistics in the historical period of the table below are on a "Combined Comparative" basis, and include operations for Alaska Air Group and Virgin America Inc. (Virgin America) for the periods prior to the acquisition date of December 14, 2016. Virgin America's historical operating statistics included in the Combined Comparative presentation below have been conformed to Alaska Air Group's presentation where appropriate.

	April 2017	April 2016 Combined Comparative	% Change	April 2016 As Reported
Revenue passengers (in thousands)	3,674	3,421	7.4%	2,759
Traffic (RPMs in millions)	4,346	4,033	7.8%	3,039
Capacity (ASMs in millions)	5,019	4,797	4.6%	3,615
Load factor	86.6%	84.1%	2.5pts	84.1%
Passenger RASM (cents)	11.49¢	10.85¢	5.9%	11.11¢
RASM (cents)(a)	13.37¢	12.66¢	5.6%	13.16¢
Economic fuel cost per gallon	$1.79	$1.43	25.2%	$1.40

(a)	The Easter travel period moved from March in 2016 to April in 2017. This shift favorably impacted April unit revenues by approximately 3 percentage points.

Forecast Information
The following tables provide a Combined Comparative perspective, calculated as the sum of 2016 historical results for Alaska Air Group and Virgin America for the fiscal period prior to the acquisition date of December 14, 2016.

	Q2 2017 Forecast	Q2 2016 Combined Comparative		% Change	Q2 2016 As Reported		Prior Guidance April 26, 2017
Capacity (ASMs in millions)	15,625 - 15,675	14,751		~ 6%	11,062		15,625 - 15,675
Cost per ASM excluding fuel and special items (cents)	7.88¢ - 7.93¢	7.69	¢	~ 2.5%	7.78	¢	7.88¢ - 7.93¢
Fuel gallons (000,000)	199	187		~ 6%	138		199
Economic fuel cost per gallon(a)	$1.71	$1.54		~ 10.5%	$1.53		$1.85

	Full Year 2017 Forecast	2016 Combined Comparative		% Change	2016 As Reported		Prior Guidance April 26, 2017
Capacity (ASMs in millions)	62,800 - 63,000	57,953		~ 8.5%	44,135		62,800 - 63,000
Cost per ASM excluding fuel and special items (cents)	8.00¢ - 8.05¢	8.04	¢	~ (0.5)%	8.23	¢	8.00¢ - 8.05¢
Fuel gallons (000,000)	800	739		~ 7.5%	554		800
Economic fuel cost per gallon	(b)	$1.54		(b)	$1.52		(b)

(a)
Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions: crude oil cost - $1.13 ($47 per barrel), refining margin - $0.35, cost of settled hedges - $0.02, with the remainder due to taxes and into-plane costs.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $14 million in the second quarter of 2017.

Cash and Share Count

(in millions)	April 30, 2017	March 31, 2017
Cash and marketable securities	$1,734	$1,710
Common shares outstanding	123.604	123.729

Share Repurchase
Through May 12, 2017, Air Group had repurchased a total of 166,759 shares of its common stock for approximately $15 million in 2017.

Recent Announcements
On May 10, 2017, it was announced that Alaska Airlines ranked "Highest in Airline Customer Satisfaction Among Traditional Carriers" for the tenth consecutive year in the J.D. Power 2017 North America Airline Satisfaction Study.